EXHIBIT 99.1
                                                                   ------------

                       Craig I. DeRoy Named President of
                         The First American Corporation


SANTA ANA, Calif., Oct. 6, 2004 - The First American Corporation (NYSE: FAF), the nation's largest data provider, today announced that Craig I. DeRoy has been promoted to president in recognition of his expanding involvement in the overall strategy and operations of the holding company. DeRoy, who most recently served as senior executive vice president, assumes the role formerly held by Parker S. Kennedy, who will continue as chairman and chief executive officer for the corporation.

     DeRoy has been instrumental in launching some of First American's most significant initiatives, including bundling of the company's full line of settlement services. Under his leadership, First American has created business partnerships and joint ventures with many of its customers, providing an opportunity to directly understand market needs and bring a unique array of products and services to meet those needs.

     "This promotion recognizes the key role that Craig has played in the strategic direction of our company," stated Kennedy. "Craig has a keen understanding of the company, the marketplace and the needs of our customers; and his dedication and vision will be instrumental as First American continues to execute on its present and future strategies. It's a pleasure to announce the appointment of Craig as president of The First American Corporation, and I am confident that he will continue to do a great job for our company and our shareholders."

     According to DeRoy, the mortgage and real estate industries are poised for a real revolution in the way they approach their business. "The key to our success is understanding the business strategies of each of our customers as well as we understand our own," DeRoy stated. "It is a given that we will continue to provide the highest quality products and services, but we must now look to design and integrate those offerings into solutions that assist our customers in creating the most effective work flow and process for their business objectives.

     "First American's extensive property and information databases provide a unique ability to create innovative, new products to help our customers move transactions, manage risk and meet the demands of their business environment faster and more cost effectively than ever before," DeRoy

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continued. "We will work with our customers collaboratively to bring agility and responsiveness in a rapidly moving marketplace. First American is uniquely positioned to lead this market movement. This is our time."

     With nearly 25 years of legal and management experience, DeRoy is a published authority on corporate and environmental risk management. Following a career as a trial attorney and a 3-year appointment as a deputy chief with the U.S. Attorney's Office, DeRoy formed First Environmental Review Insurance Company where he pioneered a new form of real estate insurance covering certain forms of environmental risk. His relationship with First American began in 1992 as a consultant on regulatory issues, and a year later he joined First American and was named vice president-general counsel for both The First American Corporation and its largest subsidiary, First American Title Insurance Company. In 1996, he was promoted to executive vice president of the corporation, then to senior executive vice president in 2002.

     DeRoy is a graduate of the University of Southern California and Loyola University School of Law and also holds a master of laws degree in taxation from the University of San Diego School of Law. He and his wife, Loren, reside in Rolling Hills, Calif., with their two sons.

     The First American Corporation is a Fortune 500 company that traces its history to 1889. As the nation's largest data provider, the company supplies businesses and consumers with information resources in connection with the major economic events of people's lives, such as getting a job; renting an apartment; buying a car, house, boat or airplane; securing a mortgage; opening or buying a business; and planning for retirement. The First American Family of Companies, many of which command leading market share positions in their respective industries, operate within six primary business segments, including: Title Insurance and Services, Specialty Insurance, Mortgage Information, Property Information, Credit Information and Screening Information. With revenues of $6.21 billion in 2003, First American has 29,000 employees in approximately 1,800 offices throughout the United States and abroad. More information about the company and an archive of its press releases can be found at www.firstam.com.

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